Exhibit 10.1

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of September 8, 2017, by and among HC2 LPTV Holdings, Inc., a Delaware corporation (“Buyer”), HC2 Holdings, Inc., a Delaware corporation (“HC2”), MAKO COMMUNICATIONS, LLC, a Texas limited liability company (“Mako”), MINTZ BROADCASTING, a Texas general partnership (“Mintz”), NAVE BROADCASTING, LLC, a Texas limited liability company (“Nave”), TUCK PROPERTIES, INC., a Delaware corporation (“Tuck”, together with Mako, Mintz and Nave, each a “Corporate Seller”, and collectively, the “Corporate Sellers”), Lawrence Howard Mintz, an individual and resident of Texas (“LH Mintz”) and Sean Mintz, an individual and resident of Texas (“Sean Mintz” together with LH Mintz, each an “Individual Seller”, and collectively, the “Individual Sellers”; the Individual Sellers together with the Corporate Sellers, each a “Seller”, and collectively, the “Sellers”).
WHEREAS, Mako is the licensee or permittee of the television stations listed on Schedule 3.4 hereto (collectively, the “Mako Stations”);
WHEREAS, Mintz is the licensee or permittee of the television stations listed on Schedule 3.4 hereto (collectively, the “Mintz Stations”);
WHEREAS, Nave is the licensee or permittee of the television stations listed on Schedule 3.4 hereto (collectively, the “Nave Stations”);
WHEREAS, Tuck is the licensee or permittee of the television stations listed on Schedule 3.4 hereto (collectively, the “Tuck Stations”);
WHEREAS, LH Mintz is the licensee or permittee of the television stations listed on Schedule 3.4 hereto (collectively, the “LH Mintz Stations”);
WHEREAS, Sean Mintz is the licensee or permittee of the television stations listed on Schedule 3.4 hereto (collectively, the “Sean Mintz Stations”, and together with the Mako Stations, Mintz Stations, Nave Stations, Tuck Stations and LH Mintz Stations, collectively, the “Stations”);
WHEREAS, in connection with the operation of the Stations, the Sellers own, and or lease, certain tangible and intangible property, and are party to, among other contracts, leases of transmission towers and local marketing agreements;
WHEREAS, the Buyer desires to purchase and assume from the Sellers, and the Sellers desire to sell and assign to Buyer, substantially all of the assets used in the operation of the Stations, all on the terms and conditions set forth in this Agreement and additional documents contemplated herein.
NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants, agreements, representations and warranties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

142435396;11

SECTION 1 -DEFINITIONS
The following terms, as used in this Agreement, shall have the meanings set forth in this Section:
“Accounts Receivable” means accounts receivable earned by each Seller prior to 11:59 p.m., EST, on the day prior to the Closing Date, including, without limitation, the rights of each Seller to payment for the sale of programming time or advertising time run on the Stations by such Seller the day prior to the Closing Date.
“Action” means, any legal or administrative claim, suit, action, complaint, charge, investigation, inquiry, arbitration or other proceeding by or before any Governmental Authority.
“Affiliate” (and, with a correlative meaning “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person.  As used in this definition, “control“ (including with correlative meanings, “ controlled by “ and “ under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Assumed Contracts” means all Contracts listed in Schedule 3.7.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in the City of New York.
“Closing” means the consummation of the purchase and sale of the Purchased Assets pursuant to this Agreement in accordance with the provisions of Section 9.
“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 9.
“Communications Laws” means the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated thereunder.
“Consents” means the consents, permits, or approvals of Governmental Authorities and other third parties necessary to transfer the Purchased Assets to Buyer or to otherwise consummate the transactions contemplated by this Agreement.
“Contracts” means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (for each of the foregoing, including any amendments and other modifications thereto) to which any Seller is a party or which are binding upon any Seller and which relate to or affect the Purchased Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by any Seller between the date of this Agreement and the Closing Date.

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“Escrow Account” means the escrow account referred to in the Escrow Agreement.
“FCC” means the Federal Communications Commission and any of its Bureaus or offices.
“FCC Consent” means the requisite consent of the FCC or any of its Bureaus to permit the consummation of the transaction contemplated hereby, including the assignment by Sellers to Buyer as contemplated by this Agreement; FCC Consent does not mean an order of consent to the transaction contemplated hereby that is no longer subject to administrative or judicial reconsideration, review, appeal, or stay.
“FCC Licenses” means all Licenses (including modifications, renewals and extensions thereof) issued by the FCC to the Sellers in connection with the business or operations of the Stations.
“Governmental Authority” means any federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, agency, court or instrumentality thereof.
“Governmental Order” means any order, writ, judgment, injunction, decree, decision, stipulation, determination or award entered by or with any Governmental Authority.
“Intangibles” means all FCC call signs, domain names, URL registrations, email addresses, copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, intellectual property rights and interests, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by each Seller or under which each Seller is licensed or franchised and which are used in the business and operations of the Stations as of the date of this Agreement, together with any additions thereto between the date of this Agreement and the Closing Date as the parties may agree in writing.
“Issuance Price” means as to each Seller Share, the 30-Day VWAP.
“Law” means any United States (federal, state, local) or foreign law, constitution, treaty, statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.
“Liability” means any and all debts, losses, liabilities, taxes, claims, damages, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims, and any reasonable out-of-pocket costs and expenses in connection therewith (including reasonable legal counsels’, accountants’, or other fees and expenses incurred in defending any action or in investigating any of the same or in asserting any rights thereunder or hereunder).
“Liens” means, with respect to any Purchased Asset, any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, right of

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first offer, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other restriction or limitation whatsoever.
“Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on (a) the business, properties, assets, financial (and other) condition or results of operation of the Stations, (b) the Purchased Assets or (b) the ability of a Seller to perform its obligations under this Agreement, excluding in all respects any Effects resulting from (i) conditions in the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city or region or country in which the Stations, only to the extent that the Effects thereof are not materially disparately adverse to or on the Stations or the Purchased Assets, conduct of the business (ii) general changes or developments in the broadcast television industry to the extent that the Effects thereof are not materially disproportionately adverse to or on the Stations or the Purchased Assets, (iii) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action required by this Agreement or consented to by Buyer, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes material damage or destruction to or renders unusable any Purchased Asset) only to the extent that the Effect thereof is not materially disproportionately adverse to or on the Stations or the Purchased Assets, or (v) any change or effect due to FCC reverse spectrum Auction 1001 and the associated spectrum repack due to FCC Auctions 1001 and 1000.
“Permitted Liens” means Liens (i) imposed by Buyer or (ii) set forth on Schedule 3.5.
“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.
“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning and ending after the Closing Date.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date.
“Purchased Assets” means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.
“Purchased Licenses” means the applications, permits (including, without limitation, construction permits), licenses and other authorizations, including any waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor issued by

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the FCC or any other federal, state, or local Governmental Authority to each Seller in connection with the conduct of the business or operations of the Stations, each of which existing as of the date hereof is identified on Schedule 3.4.
“Purchase Price” means the purchase price specified in Section 2.5.
“Securities Act” means the Securities Act of 1933, as amended.
“Related Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.
“Tangible Personal Property” means all machinery, equipment, vehicles, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property used in the business and operations of the Stations, including the items set forth on Schedule 3.6, together with any additions thereto between the date of this Agreement and the Closing Date as the parties may agree in writing.
“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangible, escheat or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.
“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveying, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.
“30-Day VWAP” 30-Day VWAP” means, as of Closing Date, the volume-weighted average price of the common stock of HC2 from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on the last trading day immediately preceding such date, as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page HCHC <Equity> VWAP.
SECTION 2 -    PURCHASE AND SALE OF ASSETS
2.1.    Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Seller agrees to sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer agrees to purchase, acquire and accept from each such Seller, all of such Seller's legal and beneficial right, title and interest in, to and under, as of the Closing Date, each of the following assets, together with any additions thereto between the date of this Agreement and the Closing Date as the parties may

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agree in writing (but excluding the Excluded Assets), free and clear of any Liens (except for Permitted Liens) (collectively, the “Purchased Assets”):
(a)    The Tangible Personal Property of each Seller;
(b)    The Purchased Licenses and any pending applications associated with same, along with all material transferable municipal, state and federal franchises, licenses, permits, franchises, certificates, approvals and other authorizations issued by any Governmental Authority other than the FCC used primarily in the operation of the Stations;
(c)    The Assumed Contracts;
(d)    The Intangibles, and all intangible assets of each Seller relating solely to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;
(e)    All of each Seller’s proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC, relating solely to the business or operation of the Stations;
(f)    All books and records relating solely to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations; and
(g)    All prepaid expenses (including deposits) with respect to any other Purchased Assets subject to Section 2.6.
2.2.    Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the Sellers shall retain their, right, title and interest in, and to, the assets listed in this Section 2.2 (the “Excluded Assets”), and such assets are excluded from the Purchased Assets and shall remain the property of the Sellers from and after the Closing:
(a)    Each Seller’s cash and cash equivalents on hand as of the Closing Date and all other cash and cash equivalents in any of each Seller’s bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; any stocks, bonds, certificates of deposit and similar investments;
(b)    Each Seller’s corporate name, any books and records which each Seller is required by law to retain, all records relating to the excluded assets described in this Section 2.2 and to each Seller’s accounts payable and accounts receivable and general ledger records, and each Seller’s corporate minute books and other books and records relating to each Seller’s internal corporate matters;
(c)    Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

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(d)    The Accounts Receivable;
(e)    Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever, or refunds from any other Governmental Authorities or third parties (including utilities), in each case for periods prior to the Closing Date;
(f)    All property listed on Schedule 2.2;
(g)    Any intercompany receivables;
(h)    All current and prior insurance policies and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder and rights to assert claims with respect to any such insurance recoveries;
(i)    All personnel records (including all human resources and other records) of each Seller relating to employees of such Seller that such Seller is required by applicable law to retain in its possession; and
(j)    All rights, claims and causes of action in favor of each Seller and the Stations that arise out of or are related to the operations of the Stations prior to the Closing.
2.3.    Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, from and after the Closing Date, Buyer shall assume and undertake to pay, discharge and perform when due solely the obligations and Liabilities of the Sellers under the Purchased Licenses and Assumed Contracts that arise from and after the Closing (other than by virtue of a breach, default or violation of any Assumed Contract occurring at or prior to the Closing) and relate to periods from and after the Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, from and after the Closing Date (the “Assumed Liabilities”). Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or otherwise be responsible for any obligations or Liabilities of the Sellers or any Affiliate of the Sellers of whatever nature, whether presently in existence or arising hereafter, that are not Assumed Liabilities specifically set forth in the preceding sentence, including, without limitation: (i) any Liabilities under any Contract that is not an Assumed Contract, (ii) any Liabilities under the Assumed Contracts and Purchased Licenses relating to the period prior to the Closing Date, (iii) any Action relating to the Stations and the Purchased Assets prior to the Closing, (iv) any Liabilities of any Seller arising under capitalized leases, financing arrangements or indebtedness, (v) any Liabilities of any Seller under any employee pension, retirement, health and welfare or other benefit plan or collective bargaining agreement and any Liabilities arising from any alleged or actual misclassification of employees or independent contractors, (vi) any obligation to any employee or independent contractor of any Seller for severance, retention, performance or stay bonus, benefits, vacation time, sick leave accrued or any other compensation payable in connection with the consummation of the transactions contemplated by this Agreement or otherwise due and payable on or prior to the Closing, (vii) any Liability under or with respect to any Governmental Order to be discharged prior to the Closing, (viii) any Tax Liability of a Seller or (ix) any Liability relating to or arising out of any of

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the Excluded Assets (the Liabilities listed in Clauses (i) through (ix) above and any other Liability that is not an Assumed Liability, collectively, the “Excluded Liabilities”).
2.4.    Consents to Certain Assignments. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Purchased Asset, or any benefit arising thereunder, if the direct or indirect sale, transfer or assignment thereof, without the Consent of a third party (including a Governmental Authority), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an Assumed Contract or a Contract concerning such Purchased Asset or would adversely affect the rights of the applicable Seller or, upon transfer, Buyer, under such Purchased Asset. Notwithstanding anything in the preceding sentence to the contrary, any such asset that would otherwise constitute part of the Purchased Assets shall be held and/or received by the applicable Seller for the benefit of Buyer so that Buyer will be in substantially the same position as if such Purchased Asset had been transferred to Buyer at the Closing.
(b) If any such Consent is not obtained prior to the Closing, subject to satisfaction of the conditions to Closing set forth in Section 8, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, the applicable Seller shall use its commercially reasonable best efforts to secure such Consent as promptly as practicable after the Closing, and such Seller shall provide or cause to be provided all commercially reasonable assistance to Buyer (not including the giving of any consideration) reasonably requested by Buyer to secure such consent, or cooperate with Buyer (at such Seller's expense) in any lawful and reasonable arrangement proposed by Buyer under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any law) the economic rights and benefits under the Purchased Asset with respect to which the Consent has not been obtained and (ii) Buyer shall assume any related economic burden with respect to such Purchased Asset.
2.5.    Purchase Price. The aggregate consideration for the Purchased Assets, in addition to the assumption of the Assumed Liabilities, is equal to Twenty Nine Million Dollars ($29,000,000) (“Purchase Price”), which shall be delivered to the Sellers in accordance this Section 2.5.
(a)    Within three Business Days after the execution of this Agreement, Buyer shall deposit to the Escrow Account pursuant to an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), by wire transfer of immediately available funds, the sum of Two Million Dollars ($2,000,000) (the “Deposit”). At Closing, the Deposit shall be applied towards the Purchase Price.
(b)    At Closing, Buyer shall pay to the Sellers an aggregate amount in cash equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) (the “Balance of the Cash Purchase Price”), with the following Sellers receiving, by wire transfer of immediately available funds, the following portions of the Cash Purchase Price: to Mako, Sixteen Million Dollars ($16,000,000) and to Mintz, Five Hundred Thousand Dollars ($500,000). The Sellers shall provide wire instructions at least two (2) days prior to the Closing Date.

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(c)    At Closing, Buyer shall execute and deliver a promissory note, in the form attached hereto as Exhibit B, in an aggregate principal amount equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), payable to Mako (“Note”). The Note shall mature and be payable-in-full on the eighteen month anniversary of the Closing Date, and shall bear interest at a rate of 8.0% per annum.
(d)    At Closing, HC2 and Buyer shall issue to Mako an aggregate number of shares (collectively, the “Seller Shares”) of common stock, par value $0.001 per share of HC2 (the “Common Stock”), such that the Issuance Price of each Seller Share on the Closing Date multiplied by the aggregate number of Seller Shares issued equals Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).
(e)    In addition, the Purchase Price shall be adjusted in accordance with Section 2.6.
2.6.    Proration.
(a)    The Balance of the Cash Purchase Price shall be increased or decreased as required to reflect deposits and prepayments held by Sellers from Sellers’ customers and to effectuate the proration of expenses.  All expenses arising from the operation of the Stations, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Purchased Assets, taxes (except for taxes arising from the transfer of the Purchased Assets under this Agreement), FCC annual regulatory fees, licenses and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date.  Notwithstanding the preceding sentence, there shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability that is an Excluded Liability.
(b)    At Closing, all prorations shall occur in accordance with the following:
(i)    All income and expenses arising from the operations of the Stations shall be prorated between Buyer on the one hand, and Sellers on the other hand, on a cash basis, as of 11:59 p.m., local time, on the date immediately preceding the Closing Date.  Seller shall be responsible for all liabilities and obligations attributable to the operation of the Station through 11:59 p.m., local time, of the date immediately preceding the Closing Date, and Buyer shall be responsible for all such liabilities and obligations attributable to the period thereafter.  Real estate taxes, if any, shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.
(ii)    Ten (10) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer an estimated statement of income and expense (the “Preliminary Closing Proration Statement”), setting forth the adjustment to the Balance of the Cash Purchase Price determined in accordance with Section 2.6(a) and prorations determined in accordance with

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this Section 2.6(b).  The Preliminary Closing Proration Statement shall be prepared in a form that sets forth the amounts due to or from Buyer or Sellers.  Upon receipt of the Preliminary Closing Proration Statement, Buyer and its accountants shall have the right to examine, at Buyer’s expense and during normal business hours upon prior reasonable notice, the Preliminary Closing Proration Statement and all work papers, schedules, and other books and records used in the preparation of the Preliminary Closing Proration Statement and to make reasonable inquiry of Sellers and their accountants.  If Buyer objects to the Preliminary Closing Proration Statement, it shall so advise Sellers, and Sellers and Buyer shall each use their commercially reasonable best efforts to resolve their differences concerning the Preliminary Closing Proration Statement as soon as possible, but in any event prior to at least two (2) Business Days before the Closing Date.
(iii)    Within forty-five (45) Business Days following the Closing Date, Buyer shall prepare and deliver to Sellers a final statement of income and expense (the “Final Closing Proration Statement”), indicating the prorations as set forth above and any monies due to Sellers or Buyer to the extent the Final Closing Proration Statement differs from the Preliminary Closing Proration Statement, together with copies of all work papers, schedules, and supporting documentation reasonably sufficient to allow Seller to verify the prorations prepared by Buyer.  Within twenty (20) Business Days of receipt of the Final Closing Proration Statement, Seller shall either accept the prorations and payment schedule set forth in the Final Closing Proration Statement or notify Buyer of its disagreement therewith (a “Notice of Disagreement”).  If Seller fails either to accept the prorations and payment schedule set forth in the Final Closing Proration Statement or to give Buyer a Notice of Disagreement within twenty (20) Business Days of receipt of the Final Closing Proration Statement, then Seller shall be deemed to have accepted such prorations and payment schedule.  The Notice of Disagreement shall state the amount of money Sellers believes is due to or from Sellers pursuant to the prorations set forth herein (“Sellers’ Amount”), and Buyer shall have ten (10) Business Days to accept or reject Sellers’ Amount.  If Buyer rejects Sellers’ Amount, any amount payable to Seller or Buyer pursuant to the Final Closing Proration Statement not in dispute shall be immediately paid and the remaining amount in dispute shall be submitted to an independent certified accountant selected jointly by the parties for resolution of the dispute, such resolution to be final and binding upon the parties.  The fees of such independent accountant shall be split evenly between Buyer and Sellers.  Each Seller shall be responsible for any fees and expenses of its respective independent auditors and attorneys incurred in connection with the Final Closing Proration Statement. The Buyer shall be responsible for any fees and expenses of its independent auditors and attorneys incurred in connection with the Final Closing Proration Statement. Within fifteen (15) Business Days after the selection of the accountant, Buyer and Sellers shall submit their respective positions to the accountant, in writing, together with any other materials relied upon in support of their respective positions, including copies of all work papers, schedules, books and records and other supporting documentation reasonably sufficient to allow the accountant to resolve the matters in dispute. Buyer and Sellers shall cooperate fully with such independent accountant and shall use commercially reasonable efforts to cause such accountant to render a decision resolving the matters in dispute within fifteen (15) Business Days following submission of such materials to the accountant. All

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amounts owed pursuant to this Section 2.6(b) shall be paid within five (5) Business Days of acceptance, failure to object or, if there is a dispute, resolution of the amount due.  If such amount is not paid within such five (5) Business Day period, interest on such amount shall accrue until paid at 10% per annum.
2.7.    Allocation. The parties agree that the Purchase Price (together with the Assumed Liabilities) shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate) in the manner set forth on Schedule 2.7 and Buyer and Sellers shall use such allocation in the filing of any and all Tax Returns and other relevant documents with any other Governmental Authority.
SECTION 3 -    REPRESENTATIONS AND WARRANTIES OF SELLERS
The Sellers, jointly and severally, represent and warrant to Buyer that the following statements are true, accurate and complete:
3.1.    Mako and Nave are each a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Texas. Mintz is a general partnership duly organized or formed, validly existing and in good standing under the laws of the State of Texas. Tuck is a corporation duly organized or formed, validly existing and in good standing under the laws of the State of Delaware. Each Corporate Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each Seller has all requisite power, authority and capacity (i) to own, lease, and use the Purchased Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations which it owns and operates as now conducted, and (iii) to execute and deliver this Agreement, the Related Agreements to which such Seller is a party and the documents contemplated hereby to which such Seller is a party, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder and thereunder.
3.2.    The execution, delivery, and performance of this Agreement and the Related Agreements to which such Corporate Seller is a party by such Corporate Seller have been duly authorized by all necessary actions on the part of such Corporate Seller. This Agreement and the Related Agreements to which such Seller is a party have been duly executed and delivered by such Seller and constitute the legal, valid, and binding obligation of such Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement and the Related Agreements to which such Seller is a party may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.
3.3.    Subject to obtaining the Consents listed in Schedule 3.3, the execution, delivery, and performance by such Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of, or notice to, any third party other than the FCC; (ii) will not conflict with any provision of the certificate of incorporation or bylaws (or similar organizational document) of such Corporate Seller; (iii) will

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not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authority applicable to such Seller and the Purchased Assets; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of obligations of such Seller or a counterparty required by the terms of any Assumed Contract to which such Seller is a party or by which such Seller may be bound; (v) result in the creation of any Lien on any of the Purchased Assets; or (vi) result in the termination of (a) any agreement, license, franchise, lease or permit to which such Seller is a party or to which it is bound or (b) any right of such Seller under any of the foregoing.
3.4.    Schedule 3.4 sets forth a true and complete list of the Purchased Licenses held by such Seller.
(a)    Validity. Each of the Purchased Licenses has been validly issued, is in full force and effect (including the final disposition having occurred with respect to any challenges to the validity of the applicable Purchased Licenses), is validly held by such Seller and is free and clear of conditions or restrictions, other than those routinely imposed in conjunction with FCC licenses of a similar type or other than those appearing on the face of the applicable License or in the FCC’s publicly available databases.
(b)    Completeness. The Purchased Licenses listed on Schedule 3.4 comprise all of the material licenses, permits and other authorizations used or useful from any Governmental Authority for the lawful conduct of the business and operations of the Stations owned by such Seller in the manner and to the full extent they are now conducted and as intended to be conducted, and none of the Purchased Licenses is subject to any restriction or condition that would limit in any material respects the full operation of the Stations as now operated and as intended to be operated.
(c)    No Actions. Except as disclosed in Schedule 3.4(c), there are no Actions pending or to Sellers’ knowledge after due inquiry, threatened, as of the date hereof before the FCC or any other Governmental Authority relating to the Licenses of such Seller and the business or operations of the Stations owned by such Seller. Except as disclosed in Schedule 3.4(c), no governmental authority or regulatory agency has threatened to terminate or suspend any of the Purchased Licenses, and Sellers are not in violation or default, nor have received any notice of any claim of violation or default, with respect to any of the Purchased Licenses. There are no third-party claims of any kind that have been asserted with respect to any of the Purchased Licenses. No event has occurred with respect to any of the Purchased Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that will or would reasonably be expected to result in any violation or default, claim of violation or default or impairment of or adverse effect on the rights of the holder of such Purchased License. In each case Sellers are not aware of any basis for any such action referred to in this paragraph. Except as disclosed in Schedule 3.4(c), no Seller has (i) entered into a tolling agreement or otherwise waived any statute of limitations relating to the Purchased Licenses and the Stations during which the FCC may assess any fine or forfeiture or take any other action or (ii) agreed to any extension of time with respect to any FCC investigation or proceeding.

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(d)    Control. Each of the Purchased Licenses is held solely by the applicable Seller. No shareholder, officer, employee or former employee of any Seller or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the Purchased Licenses. Each Seller has good, valid and transferable title to, free and clear of all Liens (other than Permitted Liens), all of the Purchased Licenses owned by such Seller.
(e)    No Leases, Other Rights. Except as set forth on Schedule 3.4(e), none of the spectrum covered by the Purchased Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any present or future right to lease, use, reserve, modify or restrict such spectrum or any agreement in which any Seller has agreed to permit interference, including any lease or capacity agreement, or any right of first refusal or option to purchase. No consent, approval, order or authorization of, or registration, declaration or filing with any third party, other than the FCC, is required to be obtained or made by or with respect to any Seller in connection with the assignment of any Purchased License to Buyer as contemplated by this Agreement.
(f)    No License-Related Debts. No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury with respect to the Purchased Licenses, and none of the Purchased Licenses were acquired with bidding credits. There are no liabilities of such Seller or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any of the Purchased Licenses or otherwise to which the Buyer or any of its Affiliates will be subject from and after the Closing as a result of the consummation of the transaction contemplated hereby.
(g)    Full Force And Effect. Except as disclosed in Schedule 3.4(c), the Purchased Licenses are in full force and effect, have not been revoked, suspended, canceled, rescinded or terminated, have not expired and are unimpaired by any act or omission of such Seller or its employees, and the operations of the Stations owned by such Seller are in accordance therewith. All reports, forms and statements required to be filed by such Seller with the FCC with respect to the Purchased Licenses and the Stations owned by such Seller have been filed and, except as disclosed in Schedule 3.4, were complete and accurate in all material respects at the date of filing.
(h)    No Applications Pending. Except as disclosed in Schedule 3.4, there are no applications before the FCC filed by such Seller relating to the Stations owned by such Seller. Sellers have noted on Schedule 3.4 multiple applications that are likely to be filed by Sellers during the period after execution of this Agreement and before the anticipated Closing Date.
(i)    Ordinary Course Conditions. Except as disclosed in Schedule 3.4 and Schedule 3.4(c), the Purchased Licenses of such Seller (i) have been issued for the full terms customarily issued by the FCC and (ii) are not subject to any condition, except for those conditions appearing on the face of the Purchased Licenses of such Seller or in the FCC’s publicly available databases and other than those conditions generally applicable to such Licenses and routinely imposed in conjunction with FCC licenses of a similar type. Except as disclosed in Schedule 3.4(c),

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there are no facts which under the Communications Laws, would disqualify such Seller as an assignor of the Purchased Licenses of such Seller.
(j)    Renewal Expectancy. Except as disclosed in Schedule 3.4(c) and due to the effects of FCC Auctions 1000 and 1001 and the associated spectrum repack, Sellers have no reason to believe that any Purchased Licenses will not be renewed in the ordinary course. None of the Purchased Licenses will be adversely affected by the consummation of the transaction contemplated hereby. Except as disclosed in Schedule 3.4(c), Sellers are not aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any Purchased License, (ii) seeks the imposition of any modification or amendment with respect to any Purchased License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any Purchased License, or (iv) in any other way will or could reasonably be expected to adversely affect any Purchased License.
(k)    Current Compliance. Except as disclosed in Schedule 3.4(c), Sellers and any Affiliate thereof are in compliance in all material respects with, and are not in violation in any material respect of, any Law applicable to the Purchased Licenses to which any of them is subject, including all pertinent aspects of the FCC Rules, including the FCC’s rules and policies pertaining to eligibility to hold low-power and Class A television licenses in general and to Purchased Licenses in particular. Except as disclosed in Schedule 3.4(c), Sellers are in material compliance with all terms and conditions of, and all of their obligations under, each Purchased License.
(l)    No Adverse Actions. Except as disclosed in Schedule 3.4(c), Sellers have not taken any action that would be likely to result in the FCC's denial of the application to be filed by Buyer and such Seller with the FCC for consent to the assignment of the Purchased Licenses of such Seller to Buyer.
(m)    Qualified Assignor. Except as disclosed in Schedule 3.4(c), to each Seller's knowledge, such Seller is qualified under the Communications Laws to assign, or cause to be assigned, the Purchased Licenses held by such Seller to Buyer. Except as disclosed in Schedule 3.4(c), to each Seller's knowledge, there are no facts or circumstances relating to such Seller, the Purchased Licenses of such Seller or the Stations owned by such Seller that would reasonably be expected to (i) result in the FCC's refusal to grant the FCC Consent or (ii) materially delay the receipt of the FCC Consent. Such Seller has no reason to believe that the FCC Applications (as hereinafter defined) might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to such Seller or the Purchased Licenses of such Seller.
3.5.    Each Seller has good, valid and transferable title to, free and clear of all Liens (other than Permitted Liens as set forth on Schedule 3.5), all of the Purchased Assets owned by such Seller. The Purchased Assets include all assets that are owned, leased or licensed by the Sellers and used in connection with the operation of the Stations, other than the Excluded Assets. Except as set forth on Schedule 3.5(a), the Purchased Assets constitute all the material assets and properties (including Assumed Contracts and Purchased Licenses), whether tangible or intangible, whether personal, real or mixed, wherever located, that are used in the operation of the Stations and are sufficient to operate

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the Stations in the manner in which they have been conducted on the date hereof and as of the Closing Date.
3.6.    Schedule 3.6 lists all material items of Tangible Personal Property used exclusively to conduct the business and operations of the Stations as now conducted. The Sellers own and have good and valid title to each item of Tangible Personal Property indicated as being owned by a Seller on Schedule 3.6, and none of such Tangible Personal Property owned by a Seller is subject to any Lien, except for Permitted Liens or as disclosed in Schedule 3.6(a). Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All Purchased Assets including the Tangible Personal Property of the Seller, and the use and the state of maintenance thereof, are in compliance in all material respects with the Purchased Licenses and the Communications Laws, and with all other applicable statutes, ordinances, rules and regulations of any Governmental Authority. Except as set forth on Schedule 3.6(b), no Seller owns any real property used in connection with the business or operation of the Stations as currently conducted.
3.7.    Schedule 3.7 sets forth a true and complete list of all Assumed Contracts to which such Seller is a party. Except as set forth on Schedule 3.7(a), such Seller has delivered to Buyer true and complete copies of all such Assumed Contracts. Except as set forth on Schedule 3.7(b), such Seller has, with respect to such Assumed Contracts, performed in all material respects all obligations required to be performed by it, and is not in default in any material respect under any such Assumed Contract, and no other party to any such Assumed Contract is in default in any material respect thereunder. Except as disclosed in Schedule 3.7(b), no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by such Seller or any other party to any such Assumed Contract. Except for the need to obtain the consents listed in Schedule 3.3, such Seller has full legal power and authority to assign its rights under such Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of such Assumed Contracts.
3.8.    Each of such Assumed Contracts is in full force and effect and binding and enforceable upon such Seller or its Affiliates, as applicable, and the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). None of such Assumed Contracts has been amended, modified or terminated, except as expressly disclosed in Schedule 3.8.
3.9.    (a) Except as set forth on Schedule 3.9(a), all Tax Returns required to be filed with respect to the Purchased Assets and the Stations owned by each Seller have been filed, all such Tax Returns are correct and complete in all material respects and prepared in substantial compliance with all applicable Laws, and each Seller has or will have timely paid all such Taxes due and owing by it with respect to such Purchased Assets and Stations owned by such Seller (whether or not shown on any Tax Return). None of such Purchased Assets are subject to any Lien in favor of the United States for nonpayment of federal Taxes, or any Tax Lien in favor of any state or municipality pursuant

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to any comparable provision of state or local Law, or any other U.S. federal, state or local Tax Law under which transferee liability might be imposed upon Buyer as a buyer of such Purchased Assets.
(b)    There are no material Liens against Purchased Assets owned by such Seller in respect of any Taxes, other than with respect to Taxes not yet due and payable.
(c)    There is no material Action pending or threatened by any Governmental Authority for assessment or collection of any Taxes of any nature affecting Purchased Assets owned by such Seller.
(d)    Except as set forth on Schedule 3.9(d) such Seller currently is not the beneficiary of any extension of time within which to file any material Tax Return relating to Purchased Assets owned by such Seller.
(e)    There is no material dispute or claim concerning any Tax Liability relating to Purchased Assets owned by such Seller or such Seller’s operation of the Stations owned by such Seller which has been claimed or raised by any Governmental Authority in writing.
(f)    Such Seller has not (i) waived any statute of limitations in respect of material Taxes relating to Purchased Assets owned by such Seller or the operation of the Stations owned by such Seller or (ii) agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect relating to such Purchased Assets or the operation of the Stations owned by such Seller.
(g)    All Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party that relate to Purchased Assets owned by such Seller have been withheld and paid in full.
(h)    No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement, or power of attorney with respect to any Tax matter, is currently in force with respect to Purchased Assets owned by such Seller that would, in any manner, bind, obligate, or restrict Buyer.
(i)    No notice or inquiry from any jurisdiction where Tax Returns are not currently filed with respect to Purchased Assets owned by such Seller has been received to the effect that such filings may be required or that such Purchased Assets may otherwise be subject to taxation by such jurisdiction.
3.10.    Except as disclosed in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any Governmental Authority (other than the FCC), or any other third party is required (i) for such Seller to consummate this Agreement, the Related Agreements to which such Seller is a party and the transactions contemplated hereby and thereby, or (ii) to permit such Seller to assign or transfer the Purchased Assets owned by such Seller to Buyer.

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3.11.    Schedule 3.11 sets forth a true and complete list of all Intangibles owned by each Seller, all of which are valid, in good standing and uncontested. Each Seller has delivered to Buyer copies of all documents it has in its possession establishing or evidencing such Intangibles. Such Seller has, or will have as of the Closing Date, good and marketable title to all rights and interests in such Intangibles, all of which will be free and clear of any third party interests or claims at the Closing. To Sellers' knowledge (a) no Seller is infringing upon to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and (b) there is no claim or action filed or threatened with respect thereto.
3.12.    No Seller nor any person acting on such Seller’s behalf has incurred any liability for any finders or brokers fees or commissions in connection with the Purchased Assets, including the Stations, or the transactions contemplated by this Agreement, for which Buyer could become liable or that could result in a Lien on any of the Purchased Assets.
3.13.    Except as disclosed in Schedule 3.13, no Seller is subject to any judgment, award, order, write, injunction, arbitration, decision, decree or Governmental Order which would affect such Seller’s ability to perform its obligations hereunder or under any Related Agreement to which such Seller is a party, and there is no litigation or Action pending or, to such Seller's knowledge, threatened against such Seller or relating to the Purchased Assets owned by such Seller in any federal, state or local court, or before any Governmental Authority or arbitrator or before any other tribunal duly authorized to resolve disputes, which would have any material effect upon such Purchased Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or any Related Agreement to which such Seller is a party or which would materially adversely affect such Seller’s ability to perform its obligations under this Agreement or any Related Agreement to which such Seller is a party.
3.14.    Except as set forth on Schedule 3.14, with respect to the Purchased Licenses held by such Seller (i) each Seller has complied in all material respects with all Laws and all Actions and Governmental Orders of any Governmental Authority in respect of the Purchased Licenses of such Seller, the Purchased Assets and the operation of the Stations owned by such Seller and (ii) there are no Actions (exclusive of investigations by or before the FCC) pending or, to Sellers’ knowledge after due inquiry, threatened against such Seller with respect to such Purchased Licenses, Purchased Assets or Stations.
3.15.    Except as set forth on Schedule 3.15, no Seller is currently party to any material Contract with any of its Affiliates as it relates to the Purchased Assets and Stations owned by such Seller.
3.16.    Sellers have made available to Buyer prior to the date of this Agreement true and correct copies of the following unaudited financial statements of Sellers (such financial statements, collectively, the “Financial Statements”): (a) an unaudited balance sheet as of the fiscal year ended December 31, 2016, (b) an unaudited statement of operations for the fiscal year ended December 31, 2016, and (c) an unaudited balance sheet as of June 30, 2017 and the related unaudited statement of operations for the six (6) months month period then ended. The Financial Statements have been

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derived from the books and records of Sellers relating to the ownership, business and operation of the Purchased Assets and Stations and fairly present, in all material respects, the financial position and results of operations, on a per market basis, as of the dates thereof and for the periods indicated therein and reflect all material costs and expenses of operating each Station. Except as set forth on Schedule 3.16, Sellers have no liabilities or obligations with respect to the operation of the Stations that would be required to be disclosed on a balance sheet or in footnotes thereto, except (i) liabilities which are adequately reflected or reserved against in the balance sheets as of June 30, 2017 included in the Financial Statements and (ii) current liabilities incurred in the ordinary course of business since June 30, 2017.
3.17.    Except as set forth on Schedule 3.17, since June 30, 2016, there has not occurred a Material Adverse Effect, and the Stations have been operated in all material respects in the ordinary course of business consistent with past practice.
3.18.    No representation or warranty made by any Seller in this Agreement, in any Related Agreement to which any Seller is a party or in any certificate, document, or other instrument furnished or to be furnished by such Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.
SECTION 4 -    REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE SELLER SHARES
The Sellers jointly and severally represent and warrant to Buyer and HC2 that the following statements are true, correct and complete:
4.1.    The Sellers understand that the Sellers Shares, may be notated with one or all of the following legends:
(a)    “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(b)    Any legend set forth in, or required by, the Lock-Up Agreement.
(c)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Seller Shares represented by the certificate, instrument, or book entry so legended.
4.2.    Each Seller is acquiring Seller Shares, solely for its own account for investment purposes and not with a view to, or for, offer or sale in connection with, any distribution thereof in violation of any securities law. Each Seller acknowledges that the Seller Shares are not registered

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under the Securities Act, or any state securities laws, and that the neither the Seller Shares, nor any interest or participation therein, may be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations. Each Seller is able to bear the economic risk of holding the Seller Shares (including total loss of its investment). Each Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Seller Shares.
4.3.    Each Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.
SECTION 5 -    BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer hereby represents and warrants to the Sellers that the following statements are true, correct and complete:
5.1.    Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and the Related Agreements and the documents contemplated hereby and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.
5.2.    The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer has been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Related Agreements have been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement and the Related Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.
5.3.    Except as set forth on Schedule 5.3, the execution, delivery, and performance by Buyer of this Agreement, the Related Agreements and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party, other than the FCC; (ii) will not conflict with the articles of incorporation or bylaws (or similar organizational document) of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any Governmental Authority; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any obligation required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound.
5.4.    Neither Buyer nor any person acting on Buyer’s behalf has incurred any liability for any finders or brokers fees or commissions in connection with the transactions contemplated by this Agreement for which any Seller could become liable.

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5.5.    There is no Action pending, or, to Buyer’s knowledge, threatened which may adversely affect Buyer’s ability to perform in accordance with the terms of this Agreement (including, without limitation, performance under the Note), and Buyer is unaware of any facts which could reasonably result in any such proceeding.
5.6.    Buyer is not subject to any judgment, award, order, writ, injunction, arbitration decision, decree or Governmental Order which would affect Buyer’s ability to perform its obligations hereunder and the other documents to be executed in connection herewith (including, without limitation, the Note), and there is no litigation or Action pending or, to Buyer’s knowledge, threatened against Buyer in any federal, state or local court, or before any Governmental Authority or arbitrator or before any other tribunal duly authorized to resolve disputes, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which would materially adversely affect Buyer’s ability to perform its obligations under this Agreement and the other documents to be executed in connection herewith (including, without limitation, the Note).
5.7.    To Buyer’s knowledge, Buyer is legally, financially and otherwise qualified under the Communications Laws to be the licensee of, and to acquire, own and operate, the Stations, there are no facts that would, under the Communications Laws, disqualify Buyer as assignee of the Licenses or as the operator of the Stations, and no waiver of any provision of the Communications Laws relating to the qualifications of Buyer is necessary for the FCC Consent to be obtained.
SECTION 6 -    COVENANTS
6.1.    Each Seller hereby agrees and covenants that, between the date of this Agreement and the Closing, except as set forth in this Agreement or required by applicable Law or the regulations or requirements of any regulatory organization applicable to such Seller, unless Buyer otherwise consents in writing, the Sellers shall:
(a)    operate the Stations owned by such Seller diligently in the ordinary course of business consistent with Communications Laws and in accordance with the covenants in this Section 6.
(b)    not enter into any contract or commitment relating to the Stations or Purchased Assets, or amend or terminate any Assumed Contract (or waive any right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing;
(c)    not enter into any Contract with any Affiliate of any Seller;
(d)    not dissolve or liquidate or merge or consolidate with any other entity;
(e)    not make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party, excluding acquisitions of capital stock or assets which shall not constitute Purchased Assets or relate to the Stations;

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(f)    give immediate written notice to Buyer regarding (i) any loss, damage or destruction as set forth in Section 7.2 of this Agreement, (ii) any notice received or given by any Seller with respect to any alleged breach by such Seller or other Person under any Assumed Contract or (iii) any termination of any such Assumed Contract;
(g)    give immediate written notice to Buyer upon receipt by such Seller of any notice pertaining to litigation or any Action (pending or threatened) relating to the Purchased Assets in any federal, state or local court, or before any Governmental Authority or arbitrator or before any other tribunal duly authorized to resolve disputes, which would have any material effect upon such Purchased Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or any Related Agreement to which any Seller is a party or which would materially adversely affect any Seller’s ability to perform its obligations under this Agreement or any Related Agreement.
(h)    not sell, assign, lease, or otherwise transfer or dispose of any of the Purchased Assets or create, assume or permit to exist any Liens upon such Purchased Assets, except for Permitted Liens;
(i)    perform all Seller obligations under the Assumed Contracts;
(j)    comply in all material respects with the Laws applicable to the operations of the Stations and the ownership and use of the Purchased Assets;
(k)    cooperate with Buyer to file with the FCC all applications and notifications necessary to obtain the FCC Consent;
(l)    cooperate with Buyer in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications and will take all steps necessary and proper to obtain the FCC Consent;
(m)    not take any action to oppose or otherwise impede Buyer with respect to Buyer’s acquisition of the Purchased Licenses;
(n)    use its reasonable best efforts to eliminate or otherwise mitigate as fully as possible any adverse effect on obtaining such approvals in the event that at any time after the date hereof such Seller takes any action that would have the effect of materially delaying, preventing or otherwise impeding the receipt of any regulatory approvals necessary to effect the transactions contemplated hereby;
(o)    not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the Purchased Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC of any other Governmental Authority to institute proceedings (other than proceedings of general applicability) for the suspension, revocation or adverse modification of any of Purchased License;

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(p)    not take any action that is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement (including, without limitation, obtaining the FCC Consent);
(q)    promptly enter into, or comply with the terms of, tolling, assignment and escrow agreements on customary conditions, as necessary and requested by the FCC to facilitate the grant of the FCC Consent;
(r)    maintain all of the Purchased Assets in their current material condition and use, operate and maintain all of such Purchased Assets in a reasonable manner and in accordance with the terms of the Purchased Licenses and all applicable rules and regulations of the FCC and any other applicable Governmental Authority;
(s)    use its best efforts to obtain the Consents without any change in the terms or conditions of any Contract or Purchased License owned by any Seller that could be less advantageous than those pertaining under such Contract or License as in effect on the date of this Agreement. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of such Consents and of any conditions proposed, considered, or requested for any of such Consents;
(t)    maintain all liability (primary, umbrella and excess) insurance relating to each of the Stations as in effect on the date of this Agreement in the ordinary course of business consistent with past practice;
(u)    maintain its qualification to hold the Purchased Licenses with respect to each Station and not take any action that would impair such Purchased Licenses or such qualification or cause the grant of the FCC Consent to be delayed; and
(v)    not agree, consent or resolve to take any actions inconsistent with any of the foregoing.
6.2.    Until such time as this Agreement shall be terminated pursuant to Section 10, the Sellers, their Affiliates, and their respective members, directors, officers, employees, investment bankers and agents shall cease any discussions or negotiations with, and shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to the sale of all of the Purchased Assets owned by any Seller (whether by sale of assets, equity, or otherwise) or any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Purchased Assets or the Stations. Each Seller shall immediately close and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted with respect to any of the foregoing. Each Seller shall notify Buyer of any such inquiry or proposal referenced herein within two (2) Business Days of receipt by such Seller of the same.
6.3.    Buyer hereby agrees and covenants that, between the date of this Agreement and the Closing, except as set forth in this Agreement or required by applicable Law or the regulations or

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requirements of any regulatory organization applicable to such Buyer, unless Sellers otherwise consent in writing, such Buyer shall:
(a)    cooperate with Sellers to file with the FCC all applications and notifications necessary to obtain the FCC Consent;
(b)    cooperate with Sellers in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications and will take all steps necessary and proper to obtain the FCC Consent;
(c)    use its reasonable best efforts to eliminate or otherwise mitigate as fully as possible any adverse effect on obtaining such approvals in the event that at any time after the date hereof Buyer takes any action that would have the effect of materially delaying, preventing or otherwise impeding the receipt of any regulatory approvals necessary to effect the transactions contemplated hereby;
(d)    not take any action that is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement (including, without limitation, obtaining the FCC Consent); and
(e)    promptly enter into, or comply with the terms of, tolling, assignment and escrow agreements on customary conditions, as necessary and requested by the FCC to facilitate the grant of the FCC Consent.
6.4.    Each Seller hereby agrees and covenants that, immediately after the Closing Date, such Seller shall work diligently to assign to Buyer the utility services currently used by the Sellers in their conduct of the business and operation of the Stations as set forth on Schedule 6.4(a) (collectively, “Utility Services”). Buyer agrees to diligently work to order and install replacement Utility Services (“Replacement Utility Services”) following the Closing Date. For a period of up to sixty days after the Closing Date, Sellers shall maintain, at Sellers’ expense, the Utility Services so as to allow Buyer time to initiate Replacement Utility Services without causing service interruptions to the Stations.
6.5.    Each Seller hereby agrees and covenants that Buyer or its Affiliates shall be permitted to use the names "Mako Communications" or "Mako Communications, LLC" on the domain names and websites “makocommunications.com” and www.lptvsforlease.com following the Closing Date until such date as the Sellers and Buyer mutually agree in writing for Buyer or its Affiliates to terminate the use of such names on such domain names or websites.
SECTION 7 -    PRIOR TO CLOSING
7.1.    (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

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(b)    Sellers and Buyer shall promptly prepare an appropriate application for the FCC Consent pertaining to the FCC Licenses held by such Seller (collectively, the “FCC Applications”) and shall file the FCC Applications with the FCC within seven (7) Business Days of the execution of this Agreement. The cost of the FCC filing fees in connection with the FCC Applications shall be borne one-half by the Sellers collectively and one-half by the Buyer.
(c)    Buyer and Sellers shall be responsible for their respective attorney's fees in connection with the FCC Applications. Buyer and Sellers shall prosecute the FCC Applications with all reasonable diligence and otherwise use their commercially reasonable best efforts to obtain the applicable FCC Consent as expeditiously as practicable and shall oppose any objections to the grant of such FCC Consent. Each party hereto agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement and (ii) compliance with the condition would have a material adverse effect upon it. The parties hereto shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the applicable FCC Consent, and no party shall have terminated this Agreement under Section 10, the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of such FCC Consent shall limit the exercise by either party of its rights under Section 10. Buyer and the Sellers shall each oppose any petition to deny or other objection filed with respect to the applicable FCC Consent to the extent such petition or objection relates to such party. No Seller nor Buyer shall take any intentional action, or intentionally fail to take any action, which would reasonably be expected to materially delay the receipt of such FCC Consent.
7.2.    (a)    The risk of any loss, damage, impairment, confiscation, condemnation or revocation of any of the Purchased Assets from any cause whatsoever shall be borne by the Seller that owns such Purchased Assets at all times prior to the Closing.
(b)    If any damage or destruction of the Purchased Assets or any other event occurs which prevents signal transmission by any Station in the normal and usual manner and Sellers cannot restore or replace the Purchased Assets so that such conditions are cured and normal and usual transmission is resumed before the Closing Date, the Closing Date shall be postponed, at Buyer’s option, for a period of up to ninety (90) days, to permit the repair or replacement of the damage or loss.
(c)     In the event of any damage or destruction of the Purchased Assets described above, if such Purchased Assets have not been restored or replaced and any Station’s normal and usual transmission resumed within the ninety (90) day period specified above, Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to any Seller.  Alternatively, Buyer may, at its sole option, proceed to close this Agreement and complete the restoration and replacement of such damaged Purchased Assets at Buyer’s expense after the Closing Date, in which event Sellers promptly shall deliver to Buyer following receipt thereof any insurance proceeds which it may receive prior to or after Closing in connection with such damage or destruction of the Purchased Assets (such amount not to exceed Buyer’s costs and expense in

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connection with such restoration and replacement, but in no event will Sellers be liable in the event it does not receive any insurance proceeds or if the insurance proceeds received are insufficient to cover Buyer’s costs and expenses in full).
7.3.    Except as necessary for the consummation of the transactions contemplated by this Agreement and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.
7.4.    Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and each Seller shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement, including the obligations contained in Section 6.4. Notwithstanding the foregoing, no Seller nor Buyer shall have an obligation to agree to any materially adverse change in any Purchased License or Assumed Contract to obtain a Consent required with respect thereto. The Sellers shall cooperate with Buyer to encourage each tower lessor, customer, programmer, broadcaster, engineer, utility provider, supplier or other business associate of Sellers in connection with the operation of the Stations to maintain the same business relationships with the Stations after the Closing, as applicable, as it maintained with the Stations prior to the Closing.
7.5.    From the date of this Agreement until the Closing Date, each Seller will afford Buyer, its officers, counsel, accountants and other representatives, upon two (2) business days prior written notice, full access to the Purchased Assets and Stations and all of Sellers’ contracts, commitments and other records related to such Purchased Assets, at all reasonable times during business hours, and such representatives will be furnished true and complete copies of the same as such representatives may reasonably request; provided, however, that such review shall be conducted so as to not interfere unreasonably with or disrupt the business and broadcast operations of such Seller.
7.6.    From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article 10, each Seller shall promptly notify the Buyer of:
(a)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(b)    (i) the occurrence or non-occurrence of any event which has caused any representation or warranty made by it herein to be untrue or inaccurate in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of such Seller to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by such Seller hereunder on or after the date hereof and prior to the Closing; and

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7.7.    All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne by the applicable Seller. The party which has the primary responsibility under applicable Law for the payment of any particular Transfer Tax shall prepare the relevant Tax Return. If Buyer is required to pay any Transfer Tax, the applicable Seller shall pay to Buyer the amount of such Transfer Taxes by check or wire transfer of immediately available funds no later than the date that is the later of (i) five (5) Business Days after the date Buyer notifies such Seller of the amount of Transfer Taxes required to be paid by Buyer or (ii) two (2) Business Days prior to the due date for such Transfer Taxes. The applicable Seller and Buyer shall cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate in seeking to secure any available exemptions from such Transfer Taxes.
7.8.    The applicable Seller shall be liable for payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect to the Purchased Assets owned by such Seller and the operation of such Purchased Assets for any Pre-Closing Tax Period, and Buyer shall be liable for payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect to such Purchased Assets and the operation of such Purchased Assets for any Post-Closing Tax Period. Buyer shall prepare and properly file, consistent with past practice, all Tax Returns for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”). Notwithstanding anything to the contrary in this Section 7.8, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period shall be apportioned between the applicable Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such period up to and including the Closing Date and the number of days of such period after the Closing Date, and such Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period up to and including the Closing Date, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period beginning after the Closing Date. Other Taxes, if any, shall be allocated between the applicable Seller and the Buyer based on a closing of the books on the Closing Date.
SECTION 8 -    CONDITIONS TO CLOSING
8.1.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)    No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing;
(b)    All representations and warranties of each Seller contained in this Agreement, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, shall be true and complete in all material respects at and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made at and as of the Closing Date, except for changes contemplated by this Agreement.

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(c)    Each Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(d)    All Consents on Schedule 3.3, including the FCC Consent, shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.
(e)    The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 7.1 or a material adverse change to the FCC Consent.
(f)    Sellers shall be the holders of all Purchased Licenses and there shall not have been any modification of any Purchased License that would have a Material Adverse Effect on such Purchased License, the Purchased Assets or the Stations or the conduct of the business and operations of such Stations. No proceeding shall be pending or threatened the effect of which would be to revoke, cancel, fail to renew, suspend, or modify adversely any Purchased License.
(g)    Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 9.2.
(h)    Between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Effect.
8.2.    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:
(a)    No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing;
(b)    All representations and warranties of Buyer contained in this Agreement, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, shall be true and complete in all material respects at and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made at and as of the Closing Date, except for changes contemplated by this Agreement.
(c)    Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(d)    Buyer shall have made or stand willing to make all the deliveries set forth in Section 9.3.

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(e)    The FCC Consent shall have been granted without the imposition on Sellers of any conditions that need not be complied with by Sellers under Section 7.1, and Buyer shall have complied with any conditions imposed on it by the FCC Consent.
SECTION 9 -    CLOSING PROCEDURES
9.1.    The Closing shall take place at the offices of Akerman LLP, 666 Fifth Avenue, New York, NY 10103 at 10:00 a.m. on a date (the “Closing Date”), to be set by Buyer and Sellers, which shall not be later than the tenth (10th) Business Day following the satisfaction or waiver of all of the conditions set forth in Section 8 hereof.
9.2.    Prior to or on the Closing Date, each Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:
(a)    Bill of Sale, Assignment and Assumption Agreement. A duly executed bill of sale, assignment and assumption agreement in the form set forth on Exhibit C (“Bill of Sale”) and other transfer documents which shall be sufficient to vest good and marketable title to the Purchased Assets in the name of Buyer, free and clear of all Liens except for Permitted Liens;
(b)    Lock-Up Agreement. A duly executed lock-up agreement in the form set forth as Exhibit D (“Lock-Up Agreement”) pursuant to which each Seller agrees to certain restrictions on the sale and transfer of the Seller Shares.
(c)    Consents. An executed copy of any and all instruments and documents evidencing receipt of each of the Consents;
(d)    Seller’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of such Seller by an officer of such Seller, certifying (i) that all representations and warranties of such Seller contained in this Agreement, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, are true and complete in all material respects at and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made at and as of the Closing Date, except for changes contemplated by this Agreement; and (ii) that such Seller has performed and complied in all material respects with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;
(e)    Licenses, Contracts, Business Records, Etc. Copies of all Purchased Licenses, Assumed Contracts and all files and records used by each Seller in connection with the Purchased Assets;
(f)    Non-Foreign Certification. A certificate issued by each Seller in form and substance acceptable to Buyer, establishing that such Seller is not a foreign person for purposes of Section 1445 of the Code;

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(g)    Good Standing Certificate; Resolutions. Good standing certificates as of a date no earlier than ten (10) Business Days prior to the Closing Date issued by the Secretary of State of each Seller's jurisdiction of formation or incorporation and each of the jurisdictions each Seller is required by law to be qualified as a result of its ownership of any Purchased Asset. Certified copies of all corporate, limited liability company or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(h)    Domain Name Assignment Agreement. A duly executed domain name assignment and assumption agreement in the form set forth on Exhibit E (“Domain Name Assignment Agreement”) and other transfer documents which shall be sufficient to vest good and marketable title to the domain names and websites “makocommunications.com” and “www.lptvsforlease.com” in the name of Buyer, free and clear of all Liens except for Permitted Liens;
(i)    Updated Disclosure Schedules. No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver updated versions of Schedule 3.4 and Schedule 3.6 to Buyer which shall be true, accurate and complete as of such delivery date and which shall be satisfactory to Buyer in Buyer’s sole discretion.
(j)    Deposit. A duly executed joint written instruction of Mako and the Buyer instructing the escrow agent party to the Escrow Agreement to release the Deposit to Mako.
(k)    Other Documents. Such other documents and instruments as may be reasonably requested by counsel for Buyer.
9.3.    Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:
(a)    Cash Purchase Price. The Balance of the Cash Purchase Price as provided in Section 2.5(b) by wire transfer of immediately available federal funds;
(b)    Note. Executed copy of the Note as provided for in Section 2.5(c);
(c)    Shares. Sellers Shares as provided for in Section 2.5(d);
(d)    Buyer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (i) that all representations and warranties of Buyer contained in this Agreement, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, are true and complete in all material respects at and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made at and as of the Closing Date, except for changes contemplated by this Agreement; and (ii) that Buyer has performed and complied in all material respects with all of its

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obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date; and
(e)    Bill of Sale. The duly executed Bill of Sale.
(f)    Domain Name Assignment Agreement. The duly executed Domain Name Assignment Agreement.
(g)    Deposit. A duly executed joint written instruction of Mako and the Buyer instructing the escrow agent party to the Escrow Agreement to release the Deposit to Mako.
SECTION 10 - TERMINATION
10.1.    Termination. This Agreement may be terminated prior to the Closing as follows:
(a)    by mutual written consent of Buyer and Sellers;
(b)    by written notice from Buyer (so long as Buyer is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement) to the Sellers, if any Seller breaches in any material respect any of Sellers’ representations or warranties or defaults in any material respect in the performance of any of their covenants or agreements contained in this Agreement which breach or failure to perform would cause the failure of any condition set forth in Section 8.1, and such breach or default is not cured within the Cure Period (defined below);
(c)    by written notice from Sellers (so long as no Seller is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement) to Buyer, if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements contained in this Agreement which breach or failure to perform would cause the failure of any condition set forth in Section 8.2, and such breach or default is not cured within the Cure Period;
(d)    by either Buyer or Sellers upon written notice to the other party if the consummation of the transaction contemplated hereby shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction; provided that the right to terminate this Agreement under this Section 10.1(d) shall not apply to any party whose action or inaction in fulfilling a material obligation under this Agreement shall have been a cause for the failure of the Closing to occur pursuant to this Section 10.1(d); and
(e)    by Buyer in accordance with Section 7.2(c).
The term “Cure Period” as used herein means a period commencing the date Buyer or Sellers receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) fifteen (15) calendar days thereafter or (ii) the Closing Date.
10.2.    Specific Performance. In the event of a breach or threatened breach by Sellers of any representation, warranty, covenant or agreement under this Agreement, at Buyer’s election, in

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addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach or threatened breach and to enforcement of this Agreement by a decree of specific performance requiring Sellers to fulfill their obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.
10.3.    Allocation of Deposit in the Event of Termination. Solely in the event that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or otherwise waived in writing, except that, the Buyer has failed to satisfy the condition set forth in Section 8.2(d) as a result of Buyer’s failure to satisfy the delivery obligations set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c) on the date that otherwise would be the Closing Date and the Sellers stood ready, willing and able to consummate the transactions contemplated by this Agreement, the Deposit shall be paid to Sellers (or Sellers’ designee) pursuant to the terms of this Agreement and the Escrow Agreement, and such payment shall constitute liquidated damages. Buyer acknowledges and agrees that the recovery of the Deposit as set forth herein shall constitute payment of liquidated damages and not a penalty and such liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s non-performance under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. Sellers acknowledge and agree that, notwithstanding anything to the contrary herein, with respect to the failure to consummate the transaction as described in this Section 10.3, Sellers’ sole and exclusive remedy hereunder shall be the right to receive the Deposit. In the event that this Agreement is terminated or the transactions contemplated herein fail to be consummated for any reason other than pursuant to this Section 10.3, the Deposit shall promptly be returned to the Buyer.
10.4.    If this Agreement is terminated pursuant to Section 10.1 and any party is not in material breach of any provision of this Agreement, the parties shall not have any further liability to each other with respect to the purchase and sale of the Purchased Assets. If this Agreement is terminated by a party due to the other party's material breach of any provision of this Agreement, and the terminating party is not in material breach of any provision of this Agreement, then the terminating party shall have all rights and remedies available at law or equity, including the right to seek specific performance of this Agreement. Except in the case of fraud with scienter, in no event shall any party be liable for punitive damages. A termination of this Agreement shall not terminate the confidentiality rights and obligations of the parties set forth in Section 7.3.
SECTION 11 - SURVIVAL; INDEMNIFICATION
11.1.    Survival. The representations, warranties and covenants of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the date that is eighteen months after the Closing Date, provided that the representations and warranties in Section 3.9 shall remain in full force and effect with respect to any claim based on such representations and warranties until the date which is thirty (30) days after the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) and the representations and warranties in Sections

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3.1, 3.2 and 3.12 (collectively, together with Section 3.9, the “Sellers Specified Representations”) and Sections 5.1, 5.2 and 5.4 (collectively, the “Buyer Specified Representations”) shall survive in perpetuity. No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.
11.2.    Indemnification by Buyer. Subject to Section 11.1, Buyer shall indemnify against and hold harmless the Sellers, their Affiliates and their respective employees, directors, officers, managers, members, agents and representatives (collectively, the “Seller Indemnified Parties”) from, and will promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable and documented out-of-pocket attorneys’ fees and expenses reasonably incurred) (collectively, “Losses”), which any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:
(i)    Buyer’s breach of any of its representations or warranties contained in this Agreement or in the certificate delivered pursuant to Section 9.3(d) (“Buyer Representation Breach”);
(ii)    any breach or nonfulfillment of any agreement, obligation, or covenant of Buyer under the terms of this Agreement;
(iii)    the ownership, business or operation of the Purchased Assets and Stations after the Closing Date; and
(iv)    the Assumed Liabilities.
11.3.    Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 11.2: (i) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 11.1 and (ii) only if and only to the extent that the aggregate amount of such Seller Indemnified Parties’ Losses resulting from Buyer Representation Breaches is in excess of $50,000 (the “Deductible”), after which the Buyer shall be liable for all Losses irrespective of the Deductible; provided, that the cumulative indemnification obligation of Buyer under Section 11.2 shall in no event exceed $5,000,000 in the aggregate (the “Cap”); provided further that neither the Deductible nor the Cap shall apply in the case of any Losses under clauses (ii), (iii) and (iv) of Section 11.2 or to any Buyer Specified Representation.
11.4.    Indemnification by Seller. Subject to Section 11.1, the Sellers shall, severally and not jointly, indemnify against and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, managers, agents and representatives (collectively, the “Buyer Indemnified Parties”) from, and will promptly defend any Buyer Indemnified Party from and reimburse any

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Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:
(i)    such Seller’s breach of any of the representations or warranties contained in this Agreement or in the certificate delivered pursuant to Section 9.2(d) (“Seller Representation Breach”);
(ii)    any breach by such Seller or nonfulfillment of any agreement or covenant of such Seller under the terms of this Agreement;
(iii)    the ownership, business or operation of the Purchased Assets and Stations of such Seller before the Closing Date;
(iv)    any fines or penalties (1) issued or assessed prior to the Closing Date by a Governmental Authority (including, without limitation, the FCC) or (2) relating to actions or inactions by such Seller prior to the Closing Date, in each case on any Purchased Asset, including on any Purchased License;
(v)    the Excluded Assets;
(vi)    all Taxes attributable to the Purchased Assets for the Pre-Closing Tax Period;
(vii)    the Excluded Liabilities;
(viii)    all Taxes of any Seller for any period; and
(ix)    the Liabilities set forth on Schedule 11.4.
11.5.    Limitations on Indemnification. Notwithstanding any other provision to the contrary, the Sellers shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 11.4: (i) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 11.1 and (ii) only if and only to the extent that the aggregate amount of Buyer Indemnified Parties’ Losses resulting from Seller Representation Breaches is in excess of Deductible, after which the Sellers shall be liable for all Losses irrespective of the Deductible; provided, that the cumulative indemnification obligation of Sellers under Section 11.4 shall in no event exceed Cap; provided further that neither the Deductible nor the Cap shall apply in the case of any indemnification under clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) of Section 11.4 or to any Seller Specified Representation.
11.6.    Notification of Claims.
(a)    A party entitled to be indemnified pursuant to Section 11.2 or Section 11.4 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, that a failure to give prompt notice or to include any specified information in any notice will not affect

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the rights or obligations of a party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Section 11 within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.
(b)    If the Indemnified Party shall notify the Indemnifying Party of any claim pursuant to Section 11.6(a), the Indemnifying Party shall have the right to employ counsel of its choosing to defend any such claim asserted by any third party against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such claim. The Indemnified Party shall have the right to participate in the defense of any such claim at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case at least five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 11.6(a) of its election to defend in good faith any such third party claim. So long as the Indemnifying Party is defending in good faith any such claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim. The Indemnifying Party shall not, without the Indemnified Party's written consent (such consent not to be unreasonably withheld), settle or compromise any claim or consent to any entry of any judgment which settlement, compromise or judgment (i) by its terms does not obligate the Indemnifying Party (or its Affiliates) to pay the full amount of any Losses in connection with such claim, (ii) requires any payment or other action by, or limitation on, any Indemnified Party or contains any covenants or undertakings binding on the Indemnified Party other than customary agreements to keep the terms of such settlement, compromise or judgment confidential or (iii) does not include the giving by the claimant to the Indemnified Party of a full release from all liability in respect of such claim.  Regardless of whether the Indemnifying Party elects to defend any such claim, the Indemnified Party shall have no obligation to do so. In the event (i) the Indemnifying Party elects not to defend such claim or (ii) the Indemnifying Party elects to defend such claim but fails to diligently defend such claim in good faith, the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, the Indemnified Party shall not settle or compromise any such claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld), unless the Indemnifying Party is given a full and complete release of any and all liability by all relevant parties relating thereto and has no obligation to pay any damages.
11.8.    Net Losses; Subrogation; Mitigation.
(a)    Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates)

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from any other third party, in each case, net of the costs and expenses incurred in obtaining such proceeds and recoveries. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries (collectively, “Proceeds”). If any such Proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such Proceeds (up to the amount of the Indemnifying Party’s payment). With respect to any Losses incurred or suffered by an Indemnified Party, the Indemnifying Party shall have no liability for any Losses to the extent that the same Losses have already been recovered by the Indemnified Party from the Indemnifying Party (because the Indemnified Party may only recover once in respect of the same Loss).
(b)    Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
(c)    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.
11.9.    Computation of Indemnifiable Losses. Any calculation of Losses for purposes of this Section 11 shall be (a) reduced to take account of any net tax benefit actually realized by the Indemnified Party arising from the deductibility of any such Loss in the year such Loss is incurred; and (b) increased to take account of any net tax liability actually realized by the Indemnified Party arising from the receipt or accrual of any indemnity obligation hereunder; provided that the mitigation provisions hereof shall not require a party to take any action with respect to any tax filing or claim, even if such filing or claim would likely result in a net tax benefit. To the extent permitted by applicable Law, all indemnity payments made pursuant to this Agreement shall be treated by the parties hereto as an adjustment to the Purchase Price.
11.10.    Exclusive Remedies. In the event the transactions contemplated by this Agreement are consummated, the indemnification provisions of this Section 11 shall be the sole and exclusive remedies of Buyer and Sellers for any breach of the representations or warranties or nonperformance of any covenants and agreements of Buyer or Sellers contained in this Agreement or any Related Agreement, and no party shall have any liability to any other party under any circumstances for special, indirect, consequential, punitive or exemplary damages or lost profits, diminution in value or any damages based on any type of multiple of earnings of any Indemnified Party; provided, that nothing contained in this Agreement shall relieve or limit the liability of a party from any liability or Losses arising out of or resulting from fraud or intentional breach in connection with the transactions contemplated in this Agreement or the Related Agreements

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SECTION 12 - EXPENSES, NOTICES, MISCELLANEOUS
12.1.    Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Purchased Assets by Sellers to Buyer pursuant to this Agreement shall be paid by the applicable Seller. The Buyer and the Sellers shall pay all FCC filing fees required by the FCC in connection with the applicable FCC Applications as set forth in Section 7.1(b) of this Agreement. Except as otherwise provided in this Agreement, each Seller and the Buyer shall be responsible for the payment of its own all legal, accounting, advisory and other fees and expenses incurred by it in connection with the negotiation, documentation and consummation of this Agreement.
12.2.    All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:
If to Sellers, to:
518 Peoples St.
Corpus Christi, TX 78401
Attention: Howard Mintz

With a copy to:

Lee Peltzman
Shainis & Peltzman
1850 M Street, N.W.
Suite 240
Washington, D.C. 20036

If to Buyer, to:
450 Park Avenue, 30th Floor
New York, NY 10022
Attention:  Paul Robinson

With a copy to:

Akerman LLP
666 Fifth Avenue
New York, New York 10103
Attention:  Carl D. Roston and Palash I. Pandya
Fax:  (212) 880-8965

and

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Hogan Lovells US LLP
555 13th Street, NW
Washington, DC 20004
Attention: Trey Hanbury
Fax: 202-637-5910
or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.2.
12.3.    No party may assign this Agreement without the prior written consent of the other parties. Upon any permitted assignment by Buyer or Sellers in accordance with this Section 12.3, all references to Buyer herein shall be deemed to be references to Buyer’s assignee and all references to a Seller herein shall be deemed to be references to such Seller's assignees, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
12.4.    The parties shall take any reasonable actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Purchased Assets to Buyer pursuant to this Agreement.
12.5.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York and without regard to its choice of law principles. Any action or proceeding arising out of or relating to this Agreement shall be brought in the state and federal courts located in the Borough of Manhattan, County of New York, State of New York and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The parties hereto agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in this Section 12.5 may be served on any party hereto anywhere in the world.
12.6.    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES

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THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.7.    The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.
12.8.    Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.
12.9.    This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.
12.10.    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.10.
12.11.    This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
12.12.    To the fullest extent permitted by applicable law, each party waives compliance with any bulk sale or bulk transfer laws or similar laws, if applicable.
12.13.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the day and year first above written.

SELLERS: MAKO COMMUNICATIONS, LLC By: /s/ Amanda Mintz Name: Amanda Mintz Title: Member
MINTZ BROADCASTING By: /s/ Amanda Mintz Name: Amanda Mintz Title: Partner
NAVE BROADCASTING, LLC By: /s/ Amanda Mintz Name: Amanda Mintz Title: Member
TUCK PROPERTIES, INC. By: /s/ Amanda Mintz Name: Amanda Mintz Title: President
By: /s/ Lawrence Howard Mintz Name: Lawrence Howard Mintz
By: /s/ Sean Mintz Name: Sean Mintz

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BUYER: HC2 LPTV Holdings, Inc. By: /s/ Michael Sena Name: Michael Sena Title: CFO

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HC2 Holdings, Inc., solely with respect to Section 2.5(d) and Section 4. By: /s/ Michael Sena Name: Michael Sena Title: CFO

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